STOCK TRANSFER AGREEMENT
This Stock Transfer Agreement (this “Agreement”) is made and entered into as of November 12, 2024 (the “Effective Date”) by and between Cohn Family Trust u/a dtd 3/16/17 (the “Purchaser”) and TPG Pace Governance, LLC, a Cayman limited liability company (“TPG Pace Governance”), TPG Cross-Platform VSP, L.P., a Delaware limited partnership (“TPG Cross-Platform”), and Tarrant Remain Co III, L.P., a Delaware limited partnership (“RemainCo” and, together with TPG Pace Governance and TPG Cross-Platform, the “Sellers”). Charles Cohn, Founder, Chairman, & CEO of Nerdy Inc. is the Trustee of Purchaser (hereinafter “Principal”).
Whereas, the Sellers desire to, severally and not jointly, transfer an aggregate of 7,838,206 shares (the “Shares”) of Class A common stock, par value $0.0001 (the “Common Stock”) of Nerdy Inc. (the “Company”) to the Purchaser in exchange for the payment by the Purchaser to the Sellers of the consideration set forth in this Agreement;
Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.SALE AND PURCHASE OF SHARES.
1.1At the Closing, and subject to the terms and conditions hereof, each of the Sellers, severally and not jointly, will transfer, assign, sell, convey and deliver to the Purchaser, the number of Shares set forth opposite such Seller’s name in Schedule 1. In connection with such transfer, each of the Sellers will deliver the Shares to be sold by it to the Purchaser (as provided in Section 2.1, below).
1.2At the Closing, and subject to the terms and conditions hereof, the Purchaser will purchase from the Sellers the Shares at a total purchase price in the amount of $6,976,003.34 (the “Purchase Price”), reflecting a price per Share of $0.89.
2.DELIVERABLES.
2.1Deliveries by Sellers. At Closing, each of the Sellers shall, severally and not jointly, transfer or cause to be transferred to the Purchaser the number of Shares set forth opposite such Seller’s name in Schedule 1 in electronic form via book entry transfer to the accounts maintained by the Purchaser’s broker at The Depository Trust Company (“DTC”).
2.2Deliveries by Purchaser. At Closing, the Purchaser shall deliver or cause to be delivered to the Sellers the Purchase Consideration by wire transfers to the respective accounts designated by the Sellers.
2.3Closing. The closing (the “Closing”) shall take place on November 13, 2024, or at such other time or place as the parties shall mutually agree.

3.REPRESENTATIONS AND WARRANTIES OF PURCHASER. The Purchaser represents and warrants to the Sellers as follows:
3.1Authority. The Purchaser has full legal right, power, and authority to enter into and perform its obligations under this Agreement and to purchase the Shares.
3.2Enforceability. This Agreement, when executed and delivered, will constitute the valid and legally binding obligations of the Purchaser, enforceable in accordance with its terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, or others laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as may be limited by the effect of rules of law governing the availability of equitable remedies.
3.3Understanding of Risks. The Purchaser, including its Principal, is fully aware of risks of an investment in the Shares.
3.4Purchaser’s Qualifications. The Purchaser, including its Principal, is aware of the character, business acumen, and general business and financial circumstances of the Company. By reason of the Purchaser and Principal’s business or financial experience, the Purchaser and Principal are capable of evaluating the merits and risks of this purchase, have the ability to protect Purchaser and Principal’s own interests in this transaction and are financially capable of bearing a total loss of the Shares.
3.5Consents. All consents, approvals, authorizations, and orders required for the execution and delivery of this Agreement and the transfer of the Shares under this Agreement have been obtained and are in full force and effect.
3.6Conflicts. The execution, delivery, and performance of this Agreement by the Purchaser does not conflict with or result in the breach of any agreement, instrument, order, judgment, decree, law, or governmental regulation to which the Purchaser is subject.
4.REPRESENTATIONS AND WARRANTIES OF SELLERS. Each Seller, severally and not jointly, represents and warrants to the Purchaser as follows:
4.1Organization, Good Standing and Corporate Power. Each Seller has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization. Each Seller has the requisite right and power to enter into and perform its obligations under this Agreement and to transfer the Shares under this Agreement.
4.2Due Authorization. All action necessary for (a) the authorization, execution, delivery of, and the performance of all obligations of the Seller to be performed under this Agreement and (b) the sale, transfer, and delivery of all of the Shares being sold under this Agreement has been taken.
4.3Enforceability. This Agreement, when executed and delivered, will constitute the valid and legally binding obligations of each Seller, enforceable in accordance with its terms, except

(a) as may be limited by applicable bankruptcy, insolvency, reorganization, or others laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as may be limited by the effect of rules of law governing the availability of equitable remedies.
4.4Transfer for Own Account. Each Seller is selling the Shares for each such Seller’s own accounts only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended.
4.5No General Solicitation. At no time has any Seller presented the Purchaser with or solicited the Purchaser through any publicly issued or circulated newspaper, mail, radio, television, or other form of general advertisement or solicitation in connection with the transfer of the Shares.
4.6No Broker-Dealer. No Seller has effected this transfer of shares by or through a broker-dealer in any public offering.
4.7Title to Shares. Each Seller has valid marketable title to the Shares to be transferred under this Agreement, free and clear of any pledge, lien, security interest, encumbrance, claim, or equitable interest (collectively, “Encumbrances”). Each Seller will deliver at the Closing to the Purchaser good title to the Shares purchased by the Purchaser pursuant to the terms hereof free and clear of any Encumbrances. For purposes of clarity, each Seller represents that none of the Shares to be transferred under this Agreement remain subject to any Encumbrances.
4.8Consents. All consents, approvals, authorizations, and orders required for the execution and delivery of this Agreement and the transfer of the Shares under this Agreement have been obtained and are in full force and effect.
4.9Sophisticated Seller; Access to Information. Each Seller is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement and has such knowledge and experience in financial and business matters that the Sellers are capable of evaluating the merits and risks of such transactions. Each Seller has evaluated the merits and risks of selling the Shares on the terms set forth in this Agreement and is willing to forego through such sale the potential for future economic gain that might be realized from the Shares. Each Seller (a) has negotiated this Agreement on an arm's-length basis and has had an opportunity to consult with such Sellers’ legal and financial advisors concerning this Agreement and its subject matter and (b) has had access to such information regarding the business and finances of the Company and such other matters with respect to the Company as a reasonable person would consider in evaluating the transactions contemplated hereby, including, in particular, all information necessary to determine the fair market value of the Shares and the financial statements of the Company for all relevant periods. Each Seller represents that such Seller has not relied on the Purchaser for any information regarding the Company or the value of the Shares. The Sellers acknowledge that the Purchaser is not acting as a fiduciary or financial or investment adviser to the Sellers, and has not given the Sellers any investment advice, opinion, or other information on whether the sale of the Shares is prudent. Each Seller acknowledges that (i) the Purchaser and its Principal currently may have, and later may come into possession of, information with respect to the Company that is not known to the Sellers and that may be material to a decision to sell the Shares (“Seller Excluded Information”), (ii) each Seller has determined to sell the Shares notwithstanding its lack of knowledge of the Seller Excluded Information and (iii) the Purchaser and its Principal shall have no liability to any Seller or any of its officers, directors or affiliates, and each Seller waives and releases any claims that it might have against the Purchaser, its officers, directors, and affiliates (including Principal), whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the sale of the Shares and the transactions contemplated by this Agreement. Each Seller acknowledges that the price for the Shares may significantly appreciate or depreciate over time and by agreeing to sell the Shares to the Purchaser pursuant to this Agreement, each Seller is giving up the opportunity to sell the Shares at a possible higher price in the future. The Sellers understand that the Purchaser will rely on the accuracy and truth of the foregoing representations, and the Sellers hereby consent to such reliance.
4.10Conflicts. The execution, delivery, and performance of this Agreement by the Seller does not conflict with or result in the breach of any agreement, instrument, order, judgment, decree, law, or governmental regulation to which the Seller or the Shares being sold by the Seller pursuant to the terms hereof are subject.
5.GENERAL PROVISIONS.
5.1Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Purchaser may not assign any of its rights and obligations under this Agreement, except with the prior written consent of each Seller. None of the Sellers shall assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Purchaser.
5.2Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law or choice of law provisions. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.
5.3Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
5.4Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

5.5Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.
5.6Amendment and Waivers. This Agreement may be amended only by a written agreement executed by the Purchaser and each of the Sellers. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns.
5.7Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
5.8Expenses.    All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transfer is consummated.
[Signature pages follow.]

IN WITNESS WHEREOF, the Sellers and the Purchaser have each executed this Agreement, as of the Effective Date.

PURCHASER:

Cohn Family Trust u/a dtd 3/16/17

/s/ Charles Cohn
Name: Charles Cohn
Title: Manager

SELLERS:

TPG Pace Governance, LLC

By: /s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer

TPG Cross-Platform VSP, L.P.
By:    TPG GP Advisors, LLC,
its general partner
By: /s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer

Tarrant Remain Co III, L.P.
By:    Tarrant Remain Co GP, LLC,
its general partner
By: /s/ Martin Davidson
Name: Martin Davidson
Title: Chief Accounting Officer

SCHEDULE 1

Seller	Shares	Purchase Consideration
TPG Pace Governance, LLC	6,986,739	$6,218,197.71
TPG Cross-Platform VSP, L.P.	267,917	$238,446.13
Tarrant Remain Co III, L.P.	583,550	$519,359.50